Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-121852) and Form S-8 (No. 333-112532) of Kintera, Inc. and in the related Prospectus of our reports dated March 10, 2005, with respect to (1) the consolidated financial statements of Kintera, Inc. and (2) management’s assessment of the effectiveness of internal control over financial reporting and effectiveness of internal control over financial reporting of Kintera, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

San Diego, California

March 10, 2005